SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         COMMISSION FILE NUMBER 1-14274

     CITIZENS SAVINGS BANK, F.S.B. EMPLOYEES' SAVINGS & PROFIT SHARING PLAN
             (Exact name of registrant as specified in its charter)

                         Citizens First Financial Corp.
                           2101 North Veterans Parkway
                           Bloomington, Illinois 61704
                                  (309)661-8700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             PARTICIPATION INTERESTS
             Title of each class of securities covered by this Form


                                      NONE
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [    ]       Rule 12h-3(b)(1)(i)       [   ]
      Rule 12g-4(a)(1)(ii)       [    ]       Rule 12h-3(b)(1)(ii)      [   ]
      Rule 12g-4(a)(2)(i)        [    ]       Rule 12h-3(b)(2)(i)       [   ]
      Rule 12g-4(a)(2)(ii)       [    ]       Rule 12h-3(b)(2)(ii)      [   ]
                                              Rule 15d-6                [ X ]

Approximate number of holders of record as of the certification or notice date: 58


Pursuant to requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plans) have caused this certification/notice to be signed by the undersigned duly authorized person.



January 26, 1999                            By: /S/ C. William Landefeld
                                                ------------------------
                                                    C. William Landefeld
                                                    Plan Administrator